Effective January 1, 2001
Amended: •September 6, 2012

CANADIAN PACIFIC RAILWAY LIMITED

SENIOR EXECUTIVES’ DEFERRED SHARE UNIT PLAN

Section 1	Interpretation
1.1    Purpose
The purposes of the Plan are:

(a)	to promote a greater alignment of interests between senior executives of CPRC and the shareholders of the Company;

(b)	to provide a compensation system for senior executives that is reflective of the responsibility, commitment and risk accompanying their management role;

(c)	to assist the Company and CPRC to attract and retain individuals with experience and ability to act as senior management of CPRC; and

(d)	to allow the senior executives of CPRC to participate in the long-term success of the Company.
1.2    Definitions
As used in the Plan, the following terms have the following meanings:

(a)	“Account” has the meaning ascribed thereto in Section 3.7

(b)
“Beneficiary” means an individual who, on the date of an Eligible Executive’s death, is the person who has been designated in accordance with Section 5.7 and the laws applying to the Plan, or where no such individual has been validly designated by the Eligible Executive, or where the individual does not survive the Eligible Executive, the Eligible Executive’s legal representative;

(c)	“Board” means those individuals who serve from time to time as the Board of Directors of the Company;

(d)
“Bonus DSU” means a unit credited by CPRC to an Eligible Executive pursuant to Section 3.1 by way of a bookkeeping entry in the books of CPRC and administered pursuant to the terms of the Plan, the value of which, on a particular date, shall be equal to the Fair Market Value at that date;

(e)	“Change of Control” means:

(i)
the initial acquisition by any person, or any persons acting jointly or in concert (as determined by the Securities Act (Alberta)), whether directly or indirectly, of voting securities of the Company which, together with all other voting securities of the Company held by such persons, constitutes, in the aggregate, more than 20% of all outstanding voting securities of the Company;

(ii)
an amalgamation, arrangement or other form of business combination of the Company with another corporation which results in the holders of voting securities of that other corporation holding, in the aggregate, more than 20% of all outstanding voting securities of the corporation resulting from the business combination;

(iii)
a sale, disposition, lease or exchange to or with another person or persons (other than a Related Corporation) of property of the Company representing 50% or more of the net book value of the assets of the Company, determined as of the date of the most recently published audited financial statements of the Company; or

(iv)
a change in the composition of the Board over any twelve month period commencing after the applicable Grant Date such that more than 50% of the persons who were directors of the Company at the beginning of the period are no longer directors at the end of the period, unless such change is a consequence of normal attrition;

(f)	“Committee” means the Management Resources and Compensation Committee of the Board, or such other persons or other Committee of the Board, as may be designated by the Board;

(g)	“Company” means Canadian Pacific Railway Limited;

(h)
“Conversion Date” means, with respect to any calendar year, the date used to determine the Fair Market Value for purposes of determining the number of Bonus DSUs to be awarded to an Eligible Executive, which date shall, for Bonus DSUs credited in accordance with Section 3.1, be the last business day in the relevant Performance Period.

(i)	“CPRC” means Canadian Pacific Railway Company;

(j)	“Disability Date” means the date as of which an Eligible Executive commences receiving or is eligible to receive long‑term disability benefits under the CPRC’s long‑term disability plan;

(k)
“Discretionary DSU” means a unit credited by CPRC to an Eligible Executive pursuant to Section 3.4.2 by way of a bookkeeping entry in the books of CPRC and administered pursuant to the terms of the Plan, the value of which, on a particular date, shall be equal to the Fair Market Value at that date;

(l)	“DSUs” means Pre-2005 DSUs and Post-2004 DSUs, collectively;

(m)	“Eligible Executive” means such employees of CPRC as the Committee may designate from time to time as eligible to participate in the Plan;

(n)
“Employer” means, with respect to an Eligible Executive, a company that is any of the Company or a Related Corporation and that employs such Eligible Executive or that last employed such Eligible Executive prior to his Termination Date;

(o)	“Entitlement Date” has the meaning ascribed thereto in Section 4.1

(p)
“Fair Market Value” means, with respect to Eligible Executives who are residents of Canada for purposes of the Income Tax Act (Canada), the TSX FMV, and with respect to Eligible Executives who are not residents of Canada for purposes of the Income Tax Act (Canada), the NYSE FMV;

(q)	“Global Dollar Amount” has the meaning ascribed thereto in Section 3.3;

(r)
“Matching DSU” means a unit credited by CPRC to an Eligible Executive pursuant to Section 3.4 by way of a bookkeeping entry in the books of CPRC and administered pursuant to the terms of the Plan, the value of which, on a particular date, shall subject to Section 3.4.2 be equal to the Fair Market Value at that date, determined by the closing price of a Share on the applicable stock exchange on the actual date of the award;

(s)
“NYSE FMV” means, with respect to any particular date, the average closing price of a Share on the New York Stock Exchange, or if the Shares are not listed on the New York Stock Exchange, on such other stock exchange in the United States on which the Shares are listed, or if the Shares are not listed on any stock exchange, then on the over-the-counter market in the United States, on the ten trading days prior to that date, rounded up to the nearest cent. The NYSE FMV for a Matching DSU will be the closing price of a Share on the NYSE on the actual date of the award;

(t)	“Ownership Level” is the value of DSUs and Shares held by the executive based on the greater of acquisition price and market price.

(u)	“Ownership Requirement” is the minimum level of Share ownership set as a multiple of base salary.

(v)	“Performance Period” means a calendar year in respect of which an Eligible Executive may be or become entitled to an award of Bonus DSUs under Section 3.1 or a cash award under the STIP , or both;

(w)	“Performance DSU” means a unit credited by CPRC to an Eligible Executive by way of a bookkeeping entry in the books of CPRC and administered pursuant to the terms of the Plan, the value of which, on a particular date, shall be equal to the Fair Market Value at that date;

(x)	“Plan” means this Senior Executives’ Deferred Share Unit Plan, as amended from time to time;

(y)	“Post-2004 DSUs” means Bonus DSUs, Discretionary DSUs and Matching DSUs credited to the Account of an Eligible Executive that are not Pre-2005 DSUs;

(z)	“Pre-2005 DSUs” means Bonus DSUs, Discretionary DSUs, Performance DSUs and Matching DSUs credited to the Account of an Eligible Executive as the case may be, and vested prior to January 1, 2005;

(aa)	“Related Corporation” means a corporation related to the Company for the purposes of the Income Tax Act (Canada) and, unless inconsistent with the context, includes CPRC;

(bb)	“Share” means a common share, without nominal or par value, of the capital stock of the Company;

(cc)
“STIP” means the Short Term Incentive Plan applicable to an Eligible Executive for a year, pursuant to which the Eligible Executive may receive cash awards, based on corporate performance and the Eligible Executive’s individual contribution to the Company’s and CPRC’s consolidated financial results measured against predetermined objectives.

(dd)
“Termination Date” means, with respect to an Eligible Executive the earliest date on which both of the following conditions are met: (i) the Eligible Executive has ceased to be employed by the Company, CPRC or any affiliate thereof (as the term “affiliate” is defined in paragraph 8 of the Canada Revenue Agency’s Interpretation Bulletin IT-337R4 dated October 21, 2003) for any reason whatsoever; and (ii) the Eligible Executive is not a member of the Board nor a Executive of an affiliate of the Company or CPRC (as defined in the above-noted Interpretation Bulletin); provided that the Termination Date of a U.S. Eligible Executive shall be the date on which such Eligible Executive has separated from service, within the meaning of Section 409A of the Internal Revenue Code;

(ee)
“TSX FMV” means, with respect to any particular date, the average closing price of a Share on the Toronto Stock Exchange, or if the Shares are not listed on the Toronto Stock Exchange, on such other stock exchange in Canada on which the Shares are listed, or if the Shares are not listed on any stock exchange, then on the over-the-counter market in Canada, on the ten trading days prior to that date, rounded up to the nearest cent. The TSX FMV for a

Matching DSU will be the closing price of a Share on the TSX on the actual date of the award;

(ff)
“U.S. Eligible Executive” means an Eligible Executive who is subject to federal income tax on his employment income paid by the Company or an Employer under the “Internal Revenue Code” of the United States of America; and

(gg)	“Vested DSU” means each Bonus DSU, Discretionary DSU, Performance DSU and/or Matching DSU, which has vested in accordance with Section 3.5.
1.3    Effective Date
The effective date of the Plan, which was amended and restated as of September 6, 2012, is January 1, 2001.
1.4    Construction
In this Plan, all references to the masculine include the feminine; reference to the singular shall include the plural and vice versa, as the context shall require. If any provision of the Plan or part thereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof. Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions contained herein. References to “Section” or “Sections” mean a section or sections contained in the Plan unless expressly stated otherwise.
1.5    Administration
The Committee shall, in its sole and absolute discretion: (i) interpret and administer the     Plan; (ii) establish, amend and rescind any rules and regulations relating to the Plan; (iii) have the power to delegate, on such terms as the Committee deems appropriate, any or all of its powers hereunder to the Chief Executive Officer of CPRC; and (iv) make any other determinations that the Committee deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems, in its sole and absolute discretion, necessary or desirable. Any decision of the Committee with respect to the administration and interpretation of the Plan shall be conclusive and binding on the Eligible Executive and any other person claiming an entitlement or benefit through the Eligible Executive. All expenses of administration of the Plan as determined by the Committee shall be borne by CPRC.
1.6    Governing Law
The Plan shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

Section 2	Election Relating to Bonus DSUs
2.1    Election
2.1.1    An Eligible Executive may, with respect to any particular Performance Period, elect to participate in the Plan and be eligible to receive Bonus DSUs. In order to elect to participate in the Plan with respect to any particular Performance Period, an individual who has been designated as an Eligible Executive prior to the start of such Performance Period shall complete, and deliver to CPRC, a written election before the last business day of the calendar year immediately preceding the Performance Period. If an individual becomes an Eligible Executive during the first six months of a Performance Period, such Eligible Executive may elect to participate in the Plan for the purpose of being eligible to receive Bonus DSUs with respect to such Performance Period by completing and delivering to CPRC a written election within thirty days following the date on which such individual became an Eligible Executive. An individual who becomes an Eligible Executive during the last six months of a Performance Period is not entitled to elect to participate in the Plan for the purpose of being eligible to receive Bonus DSUs in respect of that Performance Period, but may so elect with respect to the next Performance Period.
2.1.2    An Eligible Executive who wishes to participate in the Plan with respect to a particular Performance Period in order to become eligible to receive Bonus DSUs shall be entitled to elect on an irrevocable basis, to defer a percentage of Bonus amount (25%, 50%, 75%, 100%) when combined with the value of the Eligible Executive’s outstanding Discretionary or Bonus DSUs, not to exceed a value of 80% of the Eligible Executive’s Ownership Requirement. Should the elected amount exceed 80% of the Eligible Executive’s Ownership Requirement, the amount will be reduced accordingly.
DSUs already granted to the Eligible Executive pursuant to the Plan shall be taken into account by the Committee in determining attainment of Ownership Requirements. Notwithstanding an Eligible Executive’s election under this Section 2.1.2, the Committee may, in its sole discretion, decline to award Bonus DSUs in respect of a particular Performance Period or, may require the Eligible Executive to receive a percentage, as specified by the Committee, of the Eligible Executive’s potential incentive compensation under the STIP for that Performance Period in the form of Bonus DSUs; provided however, that the Committee shall not be permitted to exercise such discretion with respect to U.S. Eligible Executives.

Section 3	Crediting of DSUs Under the Plan
3.1    Award of Bonus DSUs
The Committee may, from time to time, award Bonus DSUs to Eligible Executives who have elected pursuant to Section 2.1 to participate in the Plan for a particular Performance Period. The Committee shall specify the Conversion Date of each award of Bonus DSUs under this Section 3.1 and the date as of which each such award of DSUs is to be credited to the Account of the applicable Eligible Executive. Each award of Bonus DSUs shall be confirmed by an instrument in writing issued by CPRC.

3.2    Where No Award of Bonus DSUs is Made
Where the Committee chooses not to award Bonus DSUs to an Eligible Executive under Section 3.1 in respect of a Performance Period, such Eligible Executive shall remain eligible to receive a cash incentive compensation award in respect of such Performance Period in accordance with the terms of the STIP as if such Eligible Executive had not elected to participate in the Plan for such Performance Period.
3.3    Calculation of Bonus DSUs
For the purpose of determining the number of Bonus DSUs to be awarded to an Eligible Executive in accordance with Section 3.1, the Committee shall compute the amount of incentive compensation award that would have been awarded to the Eligible Executive pursuant to the STIP had such employee not elected to participate in the Plan for the relevant Performance Period (the “Global Dollar Amount”). Where the Eligible Executive has elected to receive Bonus DSUs under Section 2.1.2, the Committee (subject to its discretion under Section 2.1.2) shall then award a number of Bonus DSUs (including fractional Bonus DSUs) to the Eligible Executive equal to the quotient determined by dividing: (i) the product determined by multiplying (a) the percentage amount elected by the Eligible Executive in accordance with Section 2.1.2 (as applicable), and (b) the Global Dollar Amount, by (ii) the Fair Market Value determined on the Conversion Date or on the date of the Eligible Executive’s election, in the case of a U.S. Eligible Executive.
3.4    Award of Matching DSUs and/or Discretionary DSUs
3.4.1    The Committee may award Discretionary or Matching DSUs to an Eligible Executive in order to facilitate attainment of applicable Ownership Requirements in accordance with this Section 3.4. The Committee shall specify the date on which each award of Discretionary or Matching DSUs is to be credited to the Account of an Eligible Executive, the number of Discretionary or Matching DSUs to be awarded to the Eligible Executive on a particular date and the initial value of the Discretionary or Matching DSUs awarded on that date.
3.4.2    The initial value of a Discretionary or Matching DSU awarded to an Eligible Executive pursuant to Section 3.4.1 shall be the Fair Market Value on the date of the award except that it shall be determined based on the closing price of a Share on the applicable stock exchange on the actual date of the award rather than on the average closing price of a Share on the ten trading days prior to that date as otherwise provided in Section 1.2(p)
An Eligible Executive shall be awarded, subject to the approval of the Committee, during the 60-month period beginning on the date the Eligible Executive commences participation in the Plan or during the 60-month period following the move to the next level of ownership, one Matching DSU for every four Bonus DSUs awarded to the Eligible Executive until 20% Ownership Requirement is achieved through the greater of book value or Fair Market Value of Matching DSUs.
For greater certainty the value of outstanding Matching DSUs cannot exceed 20% of the Eligible Executive’s Ownership Requirement on any date being considered for determining additional

Matching DSUs. Any award of Matching DSUs that would otherwise be made shall be reduced to the extent necessary to comply with reaching Ownership Requirement.
With respect to Eligible Executives who participated in the Deferred Share Unit plan prior to September 6, 2012 Matching DSUs will no longer be issued on Shares purchased.
3.4.3    The Committee may in its sole discretion grant, from time to time, Discretionary DSUs to an Eligible Executive in recognition of his services with CPRC or his position at CPRC. The Committee shall determine the date on which such Discretionary DSUs may be granted, which date shall in any event precede the Eligible Executive’s Termination Date and shall not be earlier than his date of employment by CPRC, the Company or a Related Corporation. The Committee may, in its sole discretion, attach time based vesting conditions (which shall be expressed as a requisite number of months after the date of the grant of the Discretionary DSUs) to any such grant of Discretionary DSUs which, subject to Section 3.5.4, if not attained by the Eligible Executive prior to the date of termination of employment, may result in the forfeiture of such non-vested Discretionary DSUs.

3.5	Date of Crediting and Vesting of Bonus DSUs, Discretionary DSUs and Matching DSUs
3.5.1    Bonus DSUs shall be credited to the Account of an Eligible Executive as of the date specified by the Committee in accordance with Section 3.1. Bonus DSUs awarded under Sections 3.1 and 3.6 will be fully vested upon being credited to an Eligible Executive and the Eligible Executive’s entitlement to payment of Bonus DSUs shall not thereafter be subject to satisfaction of any requirements as to any minimum period of employment or attainment of Share Ownership Requirements.
3.5.2    Discretionary DSUs shall be credited to the Account of an Eligible Executive as of the date specified by the Committee in accordance with Section 3.4.4. Except as provided in Section 3.5.4 below, if an Eligible Executive receives or gives notice of termination of employment following the date of grant of Discretionary DSUs and prior to completion of the vesting period relating to such Discretionary DSUs, the Eligible Executive shall (subject to the terms of the applicable instrument issued pursuant to Section 3.4.4) forfeit all rights, title and interest with respect to such Discretionary DSUs including, for greater certainty, any additional Discretionary DSUs granted pursuant to Section 3.6 in respect of those Discretionary DSUs.
3.5.3    Matching DSUs shall be credited to the Account of an Eligible Executive as of the date specified by the Committee in accordance with Section 3.4.1. Except as provided in Section 3.5.4 below or where the Committee or the President and Chief Executive Officer of CPRC specifies otherwise, if an Eligible Executive receives or gives notice of termination of employment following the date of a grant of Matching DSUs and prior to 36 months following such date of grant or; for Eligible Executives participating in the plan prior to September 6, 2012, if prior to 36 months following such date of grant the Eligible Executive disposes of the Shares to which such grant of Matching DSUs relates, the Eligible Executive shall forfeit all rights, title and interest with respect to such Matching DSUs.

3.5.4    Notwithstanding any other provision of this Plan, all Discretionary DSUs and Matching DSUs recorded in an Eligible Executive’s Account, including for greater certainty any additional Discretionary DSUs, granted pursuant to Section 3.6, shall vest immediately and shall not be considered forfeited under this Section 3.5 upon the earliest of the Eligible Executive’s death, a the Eligible Executive’s Disability Date, and the termination of the Plan in accordance with Section 5.4.
In the event of a Change in Control prior to the Vesting Date relating to Discretionary DSUs and Matching DSUs, such DSUs shall not be affected and shall continue to vest as per the terms hereof, unless an Eligible Employee ceases to be Employed by reason of termination of employment without Cause after such a Change in Control, in which case 100% of such Eligible DSUs (including any dividend equivalent) shall vest on the termination of employment date.
3.5.5    Except where the context requires otherwise, each Bonus DSU, Discretionary DSU, and Matching DSU which is vested pursuant to this Section 3.5 shall be referred to herein as a “Vested DSU” and collectively as “Vested DSUs”.
3.6    Dividend Equivalents
On the payment date for dividends paid on Shares, an Eligible Executive shall be credited with dividend equivalents in respect of Bonus DSUs, Discretionary DSUs and Matching DSUs, as applicable, credited to the Eligible Executive’s Account as of the record date for payment of dividends. Such dividend equivalents shall be converted into additional DSUs, as applicable, corresponding to the Bonus DSUs, Matching DSUs and Discretionary DSUs, then credited to the Eligible Executive’s Account (including fractions thereof) based on the Fair Market Value on the date such dividend equivalents are credited.
3.7    Eligible Executives’ Accounts
CPRC shall maintain or cause to be maintained in its books an account for each Eligible Executive (“Account”) recording at all times the number of DSUs standing to the credit of the Eligible Executive. Upon payment in satisfaction of Vested DSUs credited to an Eligible Executive in the manner described herein, such Vested DSUs shall be cancelled. Upon forfeiture of Discretionary DSUs or Matching DSUs pursuant to Section 3.5, such Discretionary DSUs or Matching DSUs, as applicable, recorded in the Eligible Executive’s Account shall be cancelled. .
3.8    Adjustments and Reorganizations
3.8.1    In the event of any stock dividend, stock split, combination or exchange of Shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of the Company’s assets to shareholders, or any other change in the capital of the Company affecting the Shares, such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change, shall be made with respect to the number of Bonus DSUs, Discretionary DSUs and Matching DSUs outstanding under the Plan.

3.8.2    Notwithstanding any other provision of the Plan, the value of each DSU, as applicable, shall always depend on the value of Shares of the Company or a Related Corporation.

Section 4	Termination of Service
4.1    Redemption of Vested DSUs
Subject to Sections 4.2, 4.3 and 4.5, an Eligible Executive may elect the date as of which the DSUs credited to the Eligible Executive’s Account that are Vested DSUs shall be redeemed (the “Entitlement Date”) by filing an irrevocable written election with CPRC no later than November 15 of the calendar year commencing immediately after the Eligible Executive’s Termination Date. The Fair Market Value of the DSUs credited to the Eligible Executive’s Account as at the Entitlement Date, as may be adjusted pursuant to Section 4.3 or Section 4.5, shall be redeemable by and payable to the Eligible Executive or the Eligible Executive’s Beneficiary, as applicable provided such DSUs are Vested DSUs. The Fair Market Value of the DSUs redeemed by or in respect of an Eligible Executive shall, after deduction of any applicable taxes and other source deductions required to be withheld, be paid by the Company or CPRC as a lump sum in cash to the Eligible Executive or the Eligible Executive’s Beneficiary, as applicable as soon as practicable after the Eligible Executive’s Entitlement Date.
4.2    Determination of Entitlement Date
4.2.1    The Entitlement Date elected by an Eligible Executive (including a U.S. Eligible Executive) pursuant to Section 4.1 with respect to Pre-2005 DSUs shall not be before the later of the date on which such election is filed with CPRC and 30 days after the Eligible Executive’s Termination Date and shall not be later than December 15 of the calendar year commencing immediately after the Eligible Executive’s Termination Date. The Entitlement Date elected by an Eligible Executive (other than a U.S. Eligible Executive) pursuant to Section 4.1 with respect to Post-2004 DSUs shall not be before the later of the date on which such election is filed with CPRC and six months after the Eligible Executive’s Termination Date and shall not be later than December 15 of the calendar year commencing immediately after the Eligible Executive’s Termination Date. Where an Eligible Executive does not elect a date within the permissible period set out above as his Entitlement Date, the Entitlement Date for such Eligible Executive shall be December 15 of the calendar year commencing immediately after the Eligible Executive’s Termination Date.
4.2.2    Notwithstanding Section 4.2.1, where an Eligible Executive elects an Entitlement Date under Section 4.1 for Pre-2005 DSUs that is earlier than the date that is six months after the Eligible Executive’s Termination Date the Entitlement Date for any Post-2004 DSUs credited to such Eligible Executive’s Account shall be date that is six months after the Eligible Executive’s Termination Date.
4.2.3    Notwithstanding any other provision of this Plan, the Entitlement Date of a U.S. Eligible Executive with respect to Post-2004 DSUs shall be the date that is six months after the U.S. Eligible Executive’s Termination Date.
4.3 In the event that an Eligible Executive’s Entitlement Date falls between the record date for a dividend on the Shares and the related dividend payment date then, notwithstanding Section 4.1,

the redemption of the dividend equivalents shall be deferred until the day immediately following such dividend (or as soon as practicable thereafter) but in the case of a U.S. Eligible Executives not later than the last day of the calendar year in which the Entitlement Date occurs Such dividend equivalents will be redeemed at the same Fair Market Value determined on the elected entitlement date.
4.4 Limitation on Extension of Entitlement Date
Notwithstanding any other provision of the Plan, all amounts payable to, or in respect of, an Eligible Executive hereunder shall be paid on or before December 31 of the calendar year commencing immediately after the Eligible Executive’s Termination Date.
4.5 Postponed Entitlement Date
Without limiting the generality of Section 5.5 and notwithstanding any other provision of the Plan other than Section 4.2.3, if in the opinion of the Committee, an Eligible Executive is in possession of material undisclosed information regarding either or both of the Company and the Shares on his Entitlement Date, which in the case of U.S. Eligible Executives would prohibit the receipt of a payment under the Plan under U.S. federal securities laws, such Eligible Executive’s Entitlement Date shall be postponed until the earliest of the date on which (i) the Committee is satisfied the Eligible Executive is no longer in possession of any such material undisclosed information, or (ii) December 15 of the year following the year of the Eligible Executive’s Termination Date.

Section 5	General
5.1    Unfunded Plan
Unless otherwise determined by the Committee, the Plan shall be unfunded. To the extent any individual holds any rights by virtue of an election under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of CPRC.
5.2    Successors and Assigns
The Plan shall be binding on all successors and assigns of the Company, CPRC and an Eligible Executive, including without limitation, the estate of such Eligible Executive and the legal representative of such estate, or any receiver or trustee in bankruptcy or representative of the Company’s or CPRC’s or the Eligible Executive’s creditors.
5.3    Plan Amendment
The Board may amend the Plan as it deems necessary or appropriate, but no such amendment shall, without the consent of the Eligible Executive or unless required by law, adversely affect the rights of an Eligible Executive with respect to Bonus DSUs, Discretionary DSUs, Matching DSUs and Performance DSUs to which the Eligible Executive is then entitled under the Plan. Notwithstanding the foregoing, an amendment of the Plan shall be such that the Plan continuously meets the requirements of paragraph 6801(d) of the regulations under the Income Tax Act (Canada) or any successor to such provision. For avoidance of doubt, the Board may amend the Plan without the consent of any Eligible Executive so as to comply with the requirements of Section 409A of the Internal Revenue Code.
5.4    Plan Termination
The Board may terminate the Plan at any time, but no such termination shall, without the consent of the Eligible Executive or unless required by law, adversely affect the rights of an Eligible Executive with respect to Bonus DSUs, Discretionary DSUs, Matching DSUs and Performance DSUs to which the Eligible Executive is then entitled under the Plan. Notwithstanding the foregoing, termination of the Plan shall be such that the Plan continuously meets the requirements of paragraph 6801(d) of the regulations under the Income Tax Act (Canada) or any successor to such provision.
5.5    Applicable Trading Policies
The Committee and each Eligible Executive will ensure that all actions taken and decisions made by the Committee or an Eligible Executive, as the case may be, pursuant to the Plan, comply with applicable securities regulations and policies of the Company relating to insider trading and “black out” periods.
5.6    Currency
All payments and benefits under the Plan in respect of Eligible Executives who are residents of Canada for purposes of the Income Tax Act (Canada) shall be determined and paid in the lawful currency of Canada. All payments and benefits under the Plan in respect of Eligible Executives who are not residents of Canada for purposes of the Income Tax Act (Canada) shall be determined and paid in the lawful currency of the United States of America.
5.7    Designation of Beneficiary
Subject to the requirements of applicable laws, an Eligible Executive shall designate in writing a person who is a dependant or relation of the Eligible Executive as a beneficiary to receive any benefits that are payable under the Plan upon the death of such Eligible Executive. The Eligible Executive may, subject to applicable laws, change such designation from time to time. Such designation or change shall be in such form and executed and filed in such manner as the Committee may from time to time determine.
5.8    Death of Participant
In the event of an Eligible Executive’s death, any and all Bonus DSUs, Discretionary DSUs, Matching DSUs and Performance DSUs then credited to the Eligible Executive’s Account shall become payable to the Eligible Executive’s Beneficiary in accordance with Section 4.

5.9    Rights of Participants
5.9.1    Except as specifically set out in the Plan, no employee of the Company, or any Related Corporation, including any Eligible Executive, or other person shall have any claim or right to any Shares or other benefit in respect of Bonus DSUs, Discretionary DSUs, Matching DSUs or Performance DSUs granted pursuant to the Plan.
5.9.2    Rights of Eligible Executives respecting Bonus DSUs, Discretionary DSUs, Matching DSUs or Performance DSUs shall not be transferable or assignable other than by will or the laws of descent and distribution.
5.9.3    Neither the Plan nor any award thereunder shall be construed as granting an Eligible Executive a right to be retained in employment or a claim or right to any future grants of Bonus DSUs, Discretionary DSUs, Matching DSUs or Performance DSUs. Neither the Plan nor any action taken thereunder shall interfere with the right of an Employer to terminate the employment of an Eligible Executive at any time. For greater certainty, a period of notice, if any, or payment in lieu thereof, upon termination of employment, wrongful or otherwise, shall not be considered as extending the period of employment for the purposes of the Plan.
5.9.4    Under no circumstances shall Bonus DSUs, Discretionary DSUs, Matching DSUs or Performance DSUs be considered Shares nor shall they entitle any Eligible Executive or other person to exercise voting rights or any other rights attaching to the ownership of Shares, nor shall any Eligible Executive or other person be considered the owner of Shares by virtue of this Plan.
5.10    Compliance with Law
The Eligible Executive shall comply with all applicable laws and furnish the Company with any and all information and undertakings as may be required to ensure compliance therewith.
5.11    Withholding
An Employer shall be entitled to deduct any amount of withholding taxes and other withholdings from any amount paid or credited hereunder.

September 6, 2012

/s/ Peter Edwards_________________
Peter Edwards
Vice-President, Human Resources and Industrial Relations
Canadian Pacific Railway Company